Exhibit (h)(14)(i)

May 5, 2008

Each of the Borrowers listed

    on Appendix I hereto

One Financial Center

Mail Stop: MA5-516-03-01

Boston, Massachusetts 02111

Attention: Michael Clarke

RE:	1st Amendment to Loan Agreement

Ladies and Gentlemen:

State Street Bank and Trust Company (the “Bank”) has made available to Columbia Funds Series Trust, Excelsior Funds, Inc., and Excelsior Tax-Exempt Funds, Inc. (each, a “Borrower”), each acting on behalf of its fund series as the case may be (any such series, a “Fund”) as described on Appendix I attached to the Existing Loan Agreement, a $200,000,000 unsecured uncommitted line of credit (the “Uncommitted Line”) as described in a letter agreement dated December 27, 2007, by and among the Borrowers and the Bank (as amended prior to the date hereof, the “Existing Loan Agreement” and the Existing Loan, as further amended hereby, the “Loan Agreement”). The obligations of the Borrowers arising under the Uncommitted Line are evidenced by a promissory note in the original principal amount of $200,000,000 dated December 27, 2007 executed by the Borrowers in favor of the Bank (the “Note”). Any capitalized term not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

The Borrowers have requested, and the Bank has agreed, to make changes to the Existing Loan Agreement as set forth below. Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrowers, on behalf of the Funds, and the Bank hereby agree as follows:

I.	Amendments to Existing Loan Agreement

1. The Borrowers have requested, and the Bank has agreed, to the addition of Columbia Daily Cash Reserves (the “New Fund”), a series of Columbia Funds Series Trust (“CFST”), to the terms of the Loan Agreement and Note as a Fund thereunder. Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrowers and the Bank agree that effective as of the date hereof, the New Fund shall be subject to and bound by, and shall be entitled to all the benefits of, the Loan Agreement and the Note, and shall be a party thereto, all as if the New Fund had been a “Fund” party to the original execution and delivery thereof, and all references in the Loan Agreement and the Note to a “Fund” (or any other relevant term used to describe the Funds thereunder) shall thereafter be deemed to include references to the New Fund.

2. The Borrowers have previously notified the Bank that Excelsior Money Fund, a series of Excelsior Funds, Inc., combined with and into the New Fund, with the New Fund being the acquiring and surviving Fund (such combination, the “Combination”). The Bank hereby acknowledges notice of the Combination and acknowledges that the Combination constitutes a Permitted Merger under the Loan Agreement; provided that no Default shall exist or result from the Combination. The New Fund acknowledges and hereby expressly assumes, confirms, and agrees to pay, perform, observe and maintain in full force and effect, all of the covenants, agreements, obligations, liabilities and indebtedness, if any, constituting the obligations of the acquired Fund, including, without limitation, any and all obligations in respect of principal, interest, fees, expenses, and other amounts payable or to become payable by the acquired Fund under the Loan Agreement or the Note. The parties hereto agree that as of the date hereof, each of Excelsior Funds, Inc. and Excelsior Tax-Exempt Funds, Inc. are terminated as a “Borrower” and the terminating Fund series thereof, if any, are terminated as a “Fund” for all purposes under the Loan Documents.

3. The Appendix I to the Loan Agreement and Note are hereby deleted in their entirety and the Appendix I attached hereto is substituted in each instance therefore to reflect the changes described in paragraphs above.

II.	Miscellaneous

1. Other than as amended hereby, all terms and conditions of the Loan Agreement and all related documents are ratified and affirmed as of the date hereof in order to give effect to the terms hereof.

2. Each of the Borrowers, for itself and on behalf of its respective Funds (including the New Fund), represents and warrants to the Bank as follows: (a) no Default or Event of Default has occurred and is continuing on the date hereof under the Loan Documents; (b) each of such Borrower’s representations and warranties contained in Section II(2) of the Loan Agreement is true and correct in all material respects on and as of the date of this letter agreement; (c) the execution, delivery and performance of this letter agreement and the Loan Documents, as amended hereby: (i) are, and will be, within such Borrower’s power and authority, (ii) have been authorized by all necessary proceedings, (iii) do not, and will not, require any consents or approvals including from any governmental authority other than those which have been received, (iv) will not contravene any provision of, or exceed any limitation contained in, the Declaration of Trust, Articles of Incorporation or by-laws of such Borrower or any law, rule or regulation applicable to such Borrower or Fund, (v) do not constitute a default under any other agreement, order or undertaking binding on such Borrower or Fund, and (vi) do not require the consent or approval of any other party other than for those consents and approvals which have been received; and (d) assuming due authorization, execution and delivery by the Bank, each of the Loan Documents, as amended hereby, constitutes the legal, valid, binding and enforceable obligation of such Borrower, on behalf of each of its respective Funds, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3. Upon receipt of a fully executed copy of this letter agreement and such other documents or instruments as the Bank may reasonably request, this letter agreement shall be deemed to be an instrument under seal and an amendment to the Loan Agreement to be governed by the laws of The Commonwealth of Massachusetts.

4. The Declaration of Trust of Columbia Funds Series Trust has been provided to the Bank, and notice is hereby given that this instrument is executed by the officers of such Borrower as an officer and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of any Borrower individually but are binding only upon the assets and property of the appropriate Borrower.

5. This letter agreement may be executed in counterparts each of which shall be deemed to be an original document.

[Remainder of Page Intentionally Left Blank]

If the foregoing is acceptable to you, please have an authorized officer of each of the Borrowers execute this letter agreement below where indicated and return the same to the undersigned.

Very truly yours,

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Christopher Ducar
Christopher Ducar, Vice President

Acknowledged and Accepted:

COLUMBIA FUNDS SERIES TRUST, on behalf of its fund series as listed in Appendix I attached hereto

By:	/s/ J. Kevin Connaughton
Name:	J. Kevin Connaughton
Title:	Treasurer and Senior Vice President

Terminating Trusts:

EXCELSIOR FUNDS, INC., on behalf of: Excelsior Money Fund

By:	/s/ J. Kevin Connaughton
Name:	J. Kevin Connaughton
Title:	Treasurer and Senior Vice President

EXCELSIOR TAX-EXEMPT FUNDS, INC.

By:	/s/ J. Kevin Connaughton
Name:	J. Kevin Connaughton
Title:	Treasurer and Senior Vice President

Acknowledged:

STATE STREET BANK AND TRUST COMPANY,

as Custodian

By:	/s/ Joseph L. Hooley
Name:	Joseph L. Hooley
Title:	President

APPENDIX I

List of Borrowers and Funds

COLUMBIA FUNDS SERIES TRUST, on behalf of:

Columbia California Tax-Exempt Reserves

Columbia Cash Reserves

Columbia Connecticut Municipal Reserves

Columbia Daily Cash Reserves

Columbia Government Reserves

Columbia Government Plus Reserves

Columbia Massachusetts Municipal Reserves

Columbia Money Market Reserves

Columbia Municipal Reserves

Columbia New York Tax-Exempt Reserves

Columbia Tax-Exempt Reserves

Columbia Treasury Reserves